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                                                                   EXHIBIT 99.11
[LOGO OF CHEMICAL GEOSERVE]


  Chemical Bank                                          Declan Denehan
  450 West 33rd Street                                   Vice President
  New York, NY 10001-2697                                Corporate Trust Group

Ventura County National BanCorp                             17 March, 1995
500 Esplanade Drive
Oxnard, CA 93030

To Whom it May Concern:

This letter of agreement sets forth the terms and conditions by which Chemical Bank ("we", "our", "us") shall provide to Ventura County National Bank ("you", "your") our information agent services (the "services").

Services
- --------

     (i) Counseling you concerning the operational elements of organization and timing of the offering.

     (ii)    Assist in the coordination of printing activities.

     (iii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

     (iv)    Determining the material requirements

     (v)     Assistance with drafting and reviewing documents

     (vi) Facilitate the distribution of materials to the registered and beneficial owners of Ventura County National Bank common stock.

     (vii) Building a file of eligible participants, including registered holders and beneficial holders identified through our research.

     (viii)  Establish 800# for incoming calls

     (ix)    Manage calling campaign. 200 calls are included in our fee.

     (x)     Status reporting to management

     (xi) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.

Fee for Services
- ----------------

The fee for managing this program is $5,000 plus all out-of-pocket expense incurred by us, including, without limitation, documentation preparation, telephone, Bank/Broker listings, and postage costs. Such fees shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. Our services shall commence upon receipt of a signed copy of this contract and expire thirty days from the expiration of the offer or October 31, 1995, whichever is sooner.
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Responsibility
- --------------

You shall indemnify and hold us, our directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services or this agreement, except to the extent caused directly by our gross negligence or willful misconduct. This indemnification obligation shall survive the termination of this Agreement.

Any liability to you we may incur in connection with our provision of services hereunder (including any additional services mutually agreed to by you and us) shall be limited to and not exceed the fees actually paid to us for the provision of the services described above. Anything in this agreement to the contrary notwithstanding, in no event shall we be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if we have been advised of the likelihood of such loss or damage and regardless of the form of action.

Miscellaneous
- -------------

This agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

All information shall be sent to your address as above written or such other address as you may advise us in writing, or orally confirmed in writing.

This agreement represents the entire understanding of the parties with respect to the subject matter hereof, superseded any and all prior understandings, oral or written, relating hereto and may not be charged orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right to require performance at any time thereafter.

If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.

                                      Very truly yours,

                                      CHEMICAL BANK

                                      By: /s/ Declan Denehan
                                          --------------------------

                                      Title: Vice President
                                             -----------------------

                                      Date: March 17, 1995
                                            ------------------------

ACCEPTED

VENTURA COUNTY NATIONAL BANCORP

By: Nancy Jackson
    ---------------------------

Title: Senior Vice President
       ------------------------

Date: April 10, 1995
      -------------------------

[LOGO OF CHEMICAL GEOSERVE]

   Chemical Bank                                          Declan Denehan
   460 West 33rd Street                                   Vice President
   New York, NY 10001-2697                                Corporate Trust Group

                                                       March 23, 1995
     Nancy Jackson
     Corporate Secretary
     Ventura, County National Bancorp
     500 Esplanade Drive
     Oxnard, CA 93030

     Dear Nancy:

     Please accept this as confirmation of our conversation regarding phone calls in connection with your rights offering. Our fee structure is as follows:

     Outgoing calls      $4.75 - includes look up of phone number and up to
                         three additional attempts to contact. Up to 200 calls are included in our fee of $5,000.

     Incoming calls      $3.50 per.

     Should you have additional questions, please do not hesitate to call me at 212-946-7026.



                                       Sincerely

                                       /s/ Declan Denehan
                                           --------------------
                                           Declan Denehan